Exhibit 99.1

Contact:
Matt Eichmann
740-549-6067
matt.eichmann@greif.com
Greif Reports Third Quarter 2020 Results
DELAWARE, Ohio (August 26, 2020) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced third quarter 2020 results. The Company also reintroduced guidance for the fiscal year ending October 31, 2020.
Third Quarter Highlights include (all results compared to the third quarter of 2019 unless otherwise noted):
•Net income of $20.7 million or $0.35 per diluted Class A share decreased compared to net income of $62.7 million or $1.06 per diluted Class A share. Net income, excluding the impact of adjustments(1), of $50.1 million or $0.85 per diluted Class A share decreased compared to net income, excluding the impact of adjustments, of $74.7 million or $1.26 per diluted Class A share. Adjusted EBITDA(2) decreased by $44.4 million to $159.4 million.
•Net cash provided by operating activities decreased by $6.5 million to $135.0 million. Adjusted free cash flow(3) decreased by $0.5 million to $106.6 million.
•Total debt decreased by $240.9 million to $2,637.6 million. Net debt(4) decreased by $263.6 million to $2,539.1 million and decreased $70.8 million sequentially from the second quarter of 2020.
Pete Watson, Greif’s President and Chief Executive Officer, commented:
“Our global Greif team executed well during the fiscal third quarter in the face of a challenging operating environment. Financial results were weaker as expected, dragged down by soft industrial conditions around much of our global portfolio and by a significant price/cost squeeze in our paper business. Despite these external challenges to profit, we generated free cash flow essentially flat to the prior year and paid down debt through stronger operating discipline and better working capital performance. Given our strong execution driving cost reduction and operating efficiencies, combined with increased near term visibility of the COVID-19 pandemic volume impacts to the remainder of the fiscal year, we are reintroducing financial guidance ranges.”

(1) Adjustments that are excluded from net income before adjustments and from earnings per diluted Class A share before adjustments are gain or loss on disposal of properties, plants, equipment and business, net, restructuring charges, acquisition and integration related costs, non-cash asset impairment charges, incremental COVID-19 costs, net, debt extinguishment charges, non-cash pension settlement income and tax net expense (benefit) resulting from the Tax Cuts and Jobs Act ("Tax Reform Act").
(2)  Adjusted EBITDA is defined as net income, plus interest expense, net, plus debt extinguishment charges, plus income tax expense, plus depreciation, depletion and amortization expense, plus restructuring charges, plus acquisition and integration related costs, plus non-cash asset impairment charges, plus incremental COVID-19 costs, net, plus non-cash pension settlement (income) charges, less (gain) loss on disposal of properties, plants, equipment and businesses, net.
(3) Adjusted free cash flow is defined as net cash provided by (used in) operating activities, less cash paid for purchases of properties, plants and equipment, plus cash paid for acquisition and integration related costs, plus cash paid for debt issuance costs, plus cash paid for incremental COVID-19 costs, net, plus cash paid for acquisition and integration related Enterprise Resource Planning (ERP) systems.
(4) Net debt is defined as total debt less cash and cash equivalents.
 Note: A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release. These non-GAAP financial measures are intended to supplement and should be read together with our financial results. They should not be considered an alternative or substitute for, and should not be considered superior to, our reported financial results. Accordingly, users of this financial information should not place undue reliance on these non-GAAP financial measures.

COVID-19 Business Continuity
Greif is considered an essential business because we safely package and protect essential goods and materials that serve the greater needs of communities around the world. As a result of that status, all of our global manufacturing facilities continue to operate and we have not experienced any significant production challenges or raw material or supply disruptions.
The health and safety of our Greif colleagues remains our first priority. To protect our colleagues, as well as our customers, suppliers and communities, we continue to follow guidelines, protocols and policies issued by the U.S. Centers for Disease Control and Prevention, the World Health Organization and local authorities in response to the global COVID-19 pandemic. In addition, we continue to utilize a variety of enhanced safety measures in response to COVID-19, including: conducting temperature screenings for personnel entering our operations; routinely cleaning high-touch surfaces; following social distancing protocols; staggering production teams where needed; prohibiting all non-critical business travel; implementing visitor protocols; and encouraging all colleagues to work from home when possible.

Customer Service
The Company's consolidated CSI(5) score was 92.8 during the fiscal third quarter 2020 and reached a record high of 92.4 on a trailing four quarter basis. Our long term objective is for each business segment to achieve a CSI score of 95.0 or greater.

CSI for the Rigid Industrial Packaging & Services segment was 94.6, which was approximately 5 percent higher compared to the prior year quarter. CSI for the Flexible Products & Services segment was 84.2, which was approximately 10 percent lower compared to the prior year quarter as a result of COVID-19 related delays to product shipments. CSI for the Paper Packaging & Services segment was 92.2, which was approximately 4 percent higher compared to the prior year quarter.
Liquidity and Balance Sheet
As of July 31, 2020, the Company had $523.3 million of available borrowing capacity(6) under its $800.0 million revolving credit facility. The Company's Euro €200 million notes are due in July of 2021, but otherwise the Company has no other sizable debt maturities due until 2024.
Segment Results (all results compared to the third quarter of 2019 unless otherwise noted)
Net sales are impacted mainly by the volume of primary products(7) sold, selling prices, product mix and the impact of changes in foreign currencies against the U.S. Dollar. The table below shows the percentage impact of each of these items on net sales for our primary products for the third quarter of 2020 as compared to the prior year quarter for the business segments with manufacturing operations.

Net Sales Impact - Primary Products	Rigid Industrial Packaging & Services	Paper Packaging & Services	Flexible Products & Services
	%	%	%
Currency Translation	(2.6)%	(0.1)%	(1.8)%
Volume	(11.1)%	(1.4)%	(3.1)%
Selling Prices and Product Mix	(1.4)%	(4.6)%	(2.2)%
Total Impact of Primary Products	(15.1)%	(6.1)%	(7.1)%

Rigid Industrial Packaging & Services
Net sales decreased by $93.6 million to $548.5 million. Net sales excluding foreign currency translation decreased by $79.1 million primarily due to demand softness and lower average sale prices primarily due to contractual price adjustment mechanisms related to raw material price decreases.

Gross profit decreased by $12.1 million to $114.4 million. The decrease in gross profit was primarily due to the same factors that impacted net sales, partially offset by favorably priced raw materials due to opportunistic sourcing and lower manufacturing costs.

Operating profit decreased by $11.8 million to $42.5 million. Adjusted EBITDA decreased by $5.3 million to $77.5 million primarily due to the same factors that impacted gross profit, partially offset by a reduction in the segment's SG&A expense as well as the segment receiving a smaller portion of allocated corporate costs.

Paper Packaging & Services
Net sales decreased by $70.7 million to $459.3 million primarily due to approximately $54.0 million of prior year net sales attributable to the divested Consumer Packaging Group business, lower published containerboard and boxboard prices, and lower volumes. During the quarter, the Company took approximately 10,000 tons of economic downtime across its containerboard operations, down 14,000 tons sequentially from the 24,000 tons taken in the second quarter 2020.

Gross profit decreased by $45.8 million to $88.9 million. The decrease in gross profit was primarily due to the same factors that impacted net sales, higher old corrugated container input costs, and product mix, partially offset by lower manufacturing costs.

Operating profit decreased by $49.8 million to $13.3 million. Adjusted EBITDA decreased by $39.0 million to $72.0 million primarily due to the same factors that impacted gross profit and the segment receiving a greater portion of allocated corporate costs, partially offset by a reduction in the segment's SG&A expense.

Flexible Products & Services
Net sales decreased by $5.2 million to $69.3 million. Net sales excluding foreign currency translation decreased by $3.8 million primarily due to continued demand softness and lower average sale prices primarily due to contractual price adjustment mechanisms related to raw material price decreases.

Gross profit decreased by $1.7 million to $14.3 million. The decrease in gross profit was primarily due to the same factors that impacted net sales, partially offset by favorably priced raw materials due to opportunistic sourcing.

Operating profit decreased by $0.9 million to $4.1 million. Adjusted EBITDA decreased $0.2 million to $7.0 million primarily due to the same factors that impacted gross profit, partially offset by a reduction in the segment's SG&A expense.

Land Management
Net sales decreased by $0.1 million to $5.9 million.
Operating profit decreased by $1.2 million to $2.0 million. Adjusted EBITDA increased by $0.1 million to $2.9 million.
Tax Summary
During the third quarter, the Company recorded an income tax rate of 22.3 percent. The Company’s tax rate excluding the impact of adjustments was 22.6 percent. The application of FIN 18 frequently causes fluctuations in our quarterly effective tax rates. For fiscal 2020, the Company expects its tax rate to range between 34.0 and 37.0 percent and its tax rate excluding adjustments to range between 26.0 and 29.0 percent.

Dividend Summary
On August 25, 2020, the Board of Directors declared quarterly cash dividends of $0.44 per share of Class A Common Stock and $0.66 per share of Class B Common Stock. Dividends are payable on October 1, 2020, to stockholders of record at the close of business on September 17, 2020.
Company Outlook
The Company expects the COVID-19 pandemic will continue to create uncertainty in its end markets. The magnitude of the impact will depend on the depth and duration of the crisis, as well as the timing of the recovery in the markets served by the Company.

(in millions, except per share amounts)	Fiscal 2020 Outlook Reported at Q3
Class A earnings per share before adjustments	$3.00 - $3.20
Adjusted free cash flow	$260 - $290

Note: 2020 Class A earnings per share and tax rate guidance on a GAAP basis are not provided in this release due to the potential for one or more of the following, the timing and magnitude of which we are unable to reliably forecast: gains or losses on the disposal of businesses, timberland or properties, plants and equipment, net; non-cash asset impairment charges due to unanticipated changes in the business; restructuring-related activities; non-cash incremental COVID-19 costs, net; non-cash pension settlement (income) charges; or acquisition and integration costs, and the income tax effects of these items and other income tax-related events. No reconciliation of the fiscal year 2020 Class A earnings per share before adjustments guidance or tax rate excluding the impact of adjustments guidance, both non-GAAP financial measures which exclude gains and losses on the disposal of businesses, timberland and properties, plants and equipment, non-cash pension settlement (income) charges, acquisition and integration costs, incremental COVID-19 costs, net, restructuring and impairment charges, is included in this release because, due to the high variability and difficulty in making accurate forecasts and projections of some of the excluded information, together with some of the excluded information not being ascertainable or accessible, we are unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts. A reconciliation of 2020 adjusted free cash flow guidance to forecasted net cash provided by operating activities, the most directly comparable GAAP financial measure, is included in this release.

(5) Customer satisfaction index (CSI) tracks a variety of internal metrics designed to enhance the customer experience in dealing with Greif.
(6) Available borrowing capacity is determined by the lesser of the available capacity on the Company's secured revolving credit facility or the amount which could be borrowed without causing the Company's leverage ratio to exceed 4.5.
(7) Primary products are manufactured steel, plastic and fibre drums; new and reconditioned intermediate bulk containers; linerboard, containerboard, corrugated sheets and corrugated containers, boxboard and tube and core products; and 1&2 loop and 4 loop flexible intermediate bulk containers.

Conference Call
The Company will host a conference call to discuss the third quarter of 2020 results on August 27, 2020, at 8:30 a.m. Eastern Time (ET). Participants may access the call using the following online registration link: http://www.directeventreg.com/registration/event/7477918. Registrants will receive a confirmation email containing dial in details and a unique conference call code for entry. Phone lines will open at 8:00 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at http://investor.greif.com by clicking on the Events and Presentations tab and searching under the events calendar. A replay of the conference call will be available on the Company’s website approximately two hours following the call.

About Greif
Greif is a global leader in industrial packaging products and services and is pursuing its vision: in industrial packaging, be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “aspiration,” “objective,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof and similar expressions, among others, identify forward-looking statements. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. The most significant of these risks and uncertainties are described in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019. The Company undertakes no obligation to update or revise any forward-looking statements.
Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those forecasted, projected or anticipated, whether expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) historically, our business has been sensitive to changes in general economic or business conditions, (ii) we may not successfully implement our business strategies, including achieving our growth objectives, (iii) our level of indebtedness could adversely affect our liquidity, limit our flexibility in responding to business opportunities, and increase our vulnerability to adverse changes in economic and industry conditions, (iv) our operations subject us to currency exchange and political risks that could adversely affect our results of operations, (v) the current and future challenging global economy and disruption and volatility of the financial and credit markets may adversely affect our business, (vi) the continuing consolidation of our customer base and suppliers may intensify pricing pressure, (vii) we operate in highly competitive industries, (viii) our business is sensitive to changes in industry demands, (ix) raw material and energy price fluctuations and shortages may adversely impact our manufacturing operations and costs, (x) changes in U.S. trade policies could impact the cost of imported goods into the U.S., which may materially impact our revenues or increase our operating costs, (xi) the results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business, (xii) geopolitical conditions, including direct or indirect acts of war or terrorism, could have a material adverse effect on our operations and financial results, (xiii) we may encounter difficulties arising from acquisitions, (xiv) in connection with acquisitions or divestitures, we may become subject to liabilities, (xv) the acquisition of Caraustar Industries, Inc. and its subsidiaries subjects us to various risks and uncertainties, (xvi) we may incur additional restructuring costs and there is no guarantee that our efforts to reduce costs will be successful, (xvii) we could be subject to changes to our tax rates, the adoption of new U.S. or foreign tax legislation or exposure to additional tax liabilities, (xviii) full realization of our deferred tax assets may be affected by a number of factors, (xix) several operations are conducted by joint ventures that we cannot operate solely for our benefit, (xx) certain of the agreements that govern our joint ventures provide our partners with put or call options, (xxi) our ability to attract, develop and retain talented and qualified employees, managers and executives is critical to our success, (xxii) our business may be adversely impacted by work stoppages and other labor relations matters, (xxiii) we may not successfully identify illegal immigrants in our workforce, (xxiv) our pension and postretirement plans are underfunded and will require future cash contributions and our required future cash contributions could be higher than we expect, each of which could have a material adverse effect on our financial condition and liquidity, (xxv) we may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage,

(xxvi) our business depends on the uninterrupted operations of our facilities, systems and business functions, including our information technology and other business systems, (xxvii) a security breach of customer, employee, supplier or Company information may have a material adverse effect on our business, financial condition and results of operations, (xxviii) legislation/regulation related to environmental and health and safety matters and corporate social responsibility could negatively impact our operations and financial performance, (xxix) product liability claims and other legal proceedings could adversely affect our operations and financial performance, (xxx) we may incur fines or penalties, damage to our reputation or other adverse consequences if our employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws, (xxxi) the current COVID-19 pandemic could have a material adverse effect on our business, financial condition, results of operations and cash flows, (xxxii) changing climate, climate change regulations and greenhouse gas effects may adversely affect our operations and financial performance, (xxxiii) the frequency and volume of our timber and timberland sales will impact our financial performance, (xxxiv) changes in U.S. generally accepted accounting principles (GAAP) and SEC rules and regulations could materially impact our reported results, (xxxv) if we fail to maintain an effective system of internal control, we may not be able to accurately report financial results or prevent fraud, and (xxxvi) we have a significant amount of goodwill and long-lived assets which, if impaired in the future, would adversely impact our results of operations. The risks described above are not all-inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause our actual results to differ materially from those forecasted, projected or anticipated, see “Risk Factors” in Part I, Item 1A of our most recently filed Form 10-K and our other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	Three months ended July 31,		Nine months ended July 31,
(in millions, except per share amounts)	2020	2019	2020	2019
Net sales	$1,083.0	$1,252.6	$3,353.7	$3,362.9
Cost of products sold	863.3	973.2	2,670.7	2,662.0
Gross profit	219.7	279.4	683.0	700.9
Selling, general and administrative expenses	120.4	138.9	376.9	377.0
Restructuring charges	19.1	9.1	26.8	20.3
Acquisition and integration related costs	3.6	5.8	13.5	22.2
Non-cash asset impairment charges	15.5	—	16.9	2.1
Gain on disposal of properties, plants and equipment, net	(0.3)	(1.3)	(2.1)	(7.1)
(Gain) Loss on disposal of businesses, net	(0.5)	1.3	37.9	3.0
Operating profit	61.9	125.6	213.1	283.4
Interest expense, net	29.8	34.5	89.8	80.1
Non-cash pension settlement income	—	—	(0.1)	—
Debt extinguishment charges	—	0.1	—	22.0
Other (income) expense, net	1.1	(1.1)	3.5	1.0
Income before income tax expense and equity earnings of unconsolidated affiliates, net	31.0	92.1	119.9	180.3
Income tax expense	6.9	26.8	44.8	58.3
Equity earnings of unconsolidated affiliates, net of tax	(0.3)	(2.2)	(1.2)	(2.4)
Net income	24.4	67.5	76.3	124.4
Net income attributable to noncontrolling interests	(3.7)	(4.8)	(11.9)	(18.4)
Net income attributable to Greif, Inc.	$20.7	$62.7	$64.4	$106.0
Basic earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	$0.35	$1.06	$1.09	$1.80
Class B common stock	$0.52	$1.59	$1.62	$2.68
Diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	$0.35	$1.06	$1.09	$1.80
Class B common stock	$0.52	$1.59	$1.62	$2.68
Shares used to calculate basic earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	26.4	26.3	26.4	26.2
Class B common stock	22.0	22.0	22.0	22.0
Shares used to calculate diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	26.4	26.3	26.4	26.2
Class B common stock	22.0	22.0	22.0	22.0

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in millions)	July 31, 2020	October 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$98.5	$77.3
Trade accounts receivable	624.5	664.2
Inventories	349.6	358.2
Assets held by special purpose entities	50.9	—
Other current assets	182.4	149.3
	1,305.9	1,249.0
LONG-TERM ASSETS
Goodwill	1,505.3	1,517.8
Intangible assets	726.2	776.5
Assets held by special purpose entities	—	50.9
Operating lease assets	318.1	—
Other long-term assets	149.5	142.2
	2,699.1	2,487.4
PROPERTIES, PLANTS AND EQUIPMENT	1,588.8	1,690.3
	$5,593.8	$5,426.7
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$436.0	$435.2
Short-term borrowings	2.6	9.2
Current portion of long-term debt	99.7	83.7
Current portion of operating lease liabilities	53.2	—
Current portion of liabilities held by special purpose entities	43.3	—
Other current liabilities	280.1	297.3
	914.9	825.4
LONG-TERM LIABILITIES
Long-term debt	2,535.3	2,659.0
Liabilities held by special purpose entities	—	43.3
Operating lease liabilities	267.5	—
Other long-term liabilities	666.6	686.6
	3,469.4	3,388.9
REDEEMABLE NONCONTROLLING INTERESTS	18.6	21.3
EQUITY
Total Greif, Inc. equity	1,141.3	1,133.1
Noncontrolling interests	49.6	58.0
	1,190.9	1,191.1
	$5,593.8	$5,426.7

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Three months ended July 31,		Nine months ended July 31,
(in millions)	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24.4	$67.5	$76.3	$124.4
Depreciation, depletion and amortization	59.9	60.0	182.4	146.8
Asset impairments	15.5	—	16.9	2.1
Pension settlement income	—	—	(0.1)	—
Other non-cash adjustments to net income	8.5	3.3	71.5	7.6
Operating working capital changes	44.3	(9.5)	12.8	(52.5)
Deferred purchase price on sold receivables	—	—	—	(6.9)
Increase (decrease) in cash from changes in other assets and liabilities	(17.6)	20.2	(105.5)	(27.4)
Net cash provided by operating activities	135.0	141.5	254.3	194.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of companies, net of cash acquired	—	(29.5)	—	(1,857.9)
Purchases of properties, plants and equipment	(33.4)	(40.2)	(98.8)	(103.8)
Purchases of and investments in timber properties	(1.2)	(1.8)	(4.0)	(4.1)
Purchases of equity method investments	—	—	(3.6)	—
Proceeds from the sale of properties, plants and equipment, businesses, timberland and other assets	6.1	6.7	90.7	17.7
Proceeds on insurance recoveries	0.9	—	0.9	0.2
Net cash used in investing activities	(27.6)	(64.8)	(14.8)	(1,947.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments on) debt, net	(73.4)	(64.4)	(135.3)	1,876.9
Dividends paid to Greif, Inc. shareholders	(26.2)	(26.1)	(78.2)	(77.9)
Payments for extinguishment and issuance of debt	—	—	—	(44.1)
Other	(3.6)	(0.9)	(12.1)	(19.5)
Net cash provided by (used in) financing activities	(103.2)	(91.4)	(225.6)	1,735.4
Reclassification of cash to assets held for sale	—	—	—	—
Effects of exchange rates on cash	21.9	0.7	7.3	—
Net increase (decrease) in cash and cash equivalents	26.1	(14.0)	21.2	(18.4)
Cash and cash equivalents, beginning of period	72.4	89.8	77.3	94.2
Cash and cash equivalents, end of period	$98.5	$75.8	$98.5	$75.8

GREIF, INC. AND SUBSIDIARY COMPANIES
FINANCIAL HIGHLIGHTS BY SEGMENT
UNAUDITED

	Three months ended July 31,		Nine months ended July 31,
(in millions)	2020	2019	2020	2019
Net sales:
Rigid Industrial Packaging & Services	$548.5	$642.1	$1,719.8	$1,871.6
Paper Packaging & Services	459.3	530.0	1,414.6	1,244.9
Flexible Products & Services	69.3	74.5	199.7	226.6
Land Management	5.9	6.0	19.6	19.8
Total net sales	$1,083.0	$1,252.6	$3,353.7	$3,362.9
Gross profit:
Rigid Industrial Packaging & Services	$114.4	$126.5	$351.5	$346.1
Paper Packaging & Services	88.9	134.7	283.9	296.9
Flexible Products & Services	14.3	16.0	40.5	50.0
Land Management	2.1	2.2	7.1	7.9
Total gross profit	$219.7	$279.4	$683.0	$700.9
Operating profit (loss):
Rigid Industrial Packaging & Services	$42.5	$54.3	$155.8	$124.6
Paper Packaging & Services	13.3	63.1	40.3	128.6
Flexible Products & Services	4.1	5.0	10.7	22.2
Land Management	2.0	3.2	6.3	8.0
Total operating profit	$61.9	$125.6	$213.1	$283.4
EBITDA(8):
Rigid Industrial Packaging & Services	$61.1	$74.3	$211.0	$180.0
Paper Packaging & Services	50.9	103.2	157.4	212.6
Flexible Products & Services	5.8	7.1	15.5	27.8
Land Management	3.2	4.3	9.4	11.2
Total EBITDA	$121.0	$188.9	$393.3	$431.6
Adjusted EBITDA(9):
Rigid Industrial Packaging & Services	$77.5	$82.8	$232.2	$200.4
Paper Packaging & Services	72.0	111.0	229.0	239.6
Flexible Products & Services	7.0	7.2	18.0	22.8
Land Management	2.9	2.8	8.9	9.3
Total Adjusted EBITDA	$159.4	$203.8	$488.1	$472.1

(8) EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus depreciation, depletion and amortization. However, because the Company does not calculate net income by segment, this table calculates EBITDA by segment with reference to operating profit by segment, which, as demonstrated in the table of Consolidated EBITDA, is another method to achieve the same result. See the reconciliations in the table of Segment EBITDA.
(9) Adjusted EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus depreciation, depletion and amortization expense, plus restructuring charges, plus acquisition and integration related costs, plus non-cash impairment charges, plus incremental COVID-19 costs, net, plus non-cash pension settlement (income) charges, less (gain) loss on disposal of properties, plants, equipment and businesses, net.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED ADJUSTED EBITDA
UNAUDITED

	Three months ended July 31,		Nine months ended July 31,
(in millions)	2020	2019	2020	2019
Net income	$24.4	$67.5	$76.3	$124.4
Plus: Interest expense, net	29.8	34.5	89.8	80.1
Plus: Debt extinguishment charges	—	0.1	—	22.0
Plus: Income tax expense	6.9	26.8	44.8	58.3
Plus: Depreciation, depletion and amortization expense	59.9	60.0	182.4	146.8
EBITDA	$121.0	$188.9	$393.3	$431.6
Net income	$24.4	$67.5	$76.3	$124.4
Plus: Interest expense, net	29.8	34.5	89.8	80.1
Plus: Debt extinguishment charges	—	0.1	—	22.0
Plus: Income tax expense	6.9	26.8	44.8	58.3
Plus: Non-cash pension settlement income	—	—	(0.1)	—
Plus: Other (income) expense, net	1.1	(1.1)	3.5	1.0
Less: Equity earnings of unconsolidated affiliates, net of tax	(0.3)	(2.2)	(1.2)	(2.4)
Operating profit	$61.9	$125.6	$213.1	$283.4
Less: Other (income) expense, net	1.1	(1.1)	3.5	1.0
Less: Non-cash pension settlement income	—	—	(0.1)	—
Less: Equity earnings of unconsolidated affiliates, net of tax	(0.3)	(2.2)	(1.2)	(2.4)
Plus: Depreciation, depletion and amortization expense	59.9	60.0	182.4	146.8
EBITDA	$121.0	$188.9	$393.3	$431.6
Plus: Restructuring charges	19.1	9.1	26.8	20.3
Plus: Acquisition and integration related costs	3.6	5.8	13.5	22.2
Plus: Non-cash asset impairment charges	15.5	—	16.9	2.1
Plus: Non-cash pension settlement income	—	—	(0.1)	—
Plus: Incremental COVID-19 costs, net (10)	1.0	—	1.9	—
Less: (Gain) loss on disposal of properties, plants, equipment, and businesses, net	(0.8)	—	35.8	(4.1)
Adjusted EBITDA	$159.4	$203.8	$488.1	$472.1

(10) Incremental COVID-19 costs, net includes costs directly attributable to COVID-19 such as costs incurred for incremental cleaning and sanitation efforts and employee safety measures, offset by economic relief received from foreign governments.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT ADJUSTED EBITDA(11)
UNAUDITED

	Three months ended July 31,		Nine months ended July 31,
(in millions)	2020	2019	2020	2019
Rigid Industrial Packaging & Services
Operating profit	42.5	54.3	155.8	124.6
Less: Other expense, net	1.2	0.8	5.1	4.0
Less: Equity earnings of unconsolidated affiliates, net of tax	(0.3)	(2.2)	(1.2)	(2.4)
Plus: Depreciation and amortization expense	19.5	18.6	59.1	57.0
EBITDA	$61.1	$74.3	$211.0	$180.0
Plus: Restructuring charges	15.6	7.0	19.4	15.0
Plus: Acquisition and integration related costs	—	0.1	—	0.4
Plus: Non-cash asset impairment charges	2.2	—	3.6	2.1
Plus: Incremental COVID-19 costs, net	—	—	0.3	—
Less: (Gain) loss on disposal of properties, plants, equipment, and businesses, net	(1.4)	1.4	(2.1)	2.9
Adjusted EBITDA	$77.5	$82.8	$232.2	$200.4
Paper Packaging & Services
Operating profit (loss)	13.3	63.1	40.3	128.6
Less: Other (income) expense, net	0.2	(1.2)	(1.2)	(2.1)
Less: Non-cash pension settlement income	—	—	(0.1)	—
Plus: Depreciation and amortization expense	37.8	38.9	115.8	81.9
EBITDA	$50.9	$103.2	$157.4	$212.6
Plus: Restructuring charges	3.4	2.1	6.1	5.2
Plus: Acquisition and integration related costs	3.6	5.7	13.5	21.8
Plus: Non-cash pension settlement income	—	—	(0.1)	—
Plus: Non-cash asset impairment charges	12.4	—	12.4	—
Plus: Incremental COVID-19 costs, net	0.8	—	1.3	—
Less: Loss on disposal of properties, plants, equipment, and businesses, net	0.9	—	38.4	—
Adjusted EBITDA	$72.0	$111.0	$229.0	$239.6
Flexible Products & Services
Operating profit	4.1	5.0	10.7	22.2
Less: Other income, net	(0.3)	(0.7)	(0.4)	(0.9)
Plus: Depreciation and amortization expense	1.4	1.4	4.4	4.7
EBITDA	$5.8	$7.1	$15.5	$27.8
Plus: Restructuring charges	0.1	—	1.3	—
Plus: Incremental COVID-19 costs, net	0.2	—	0.3	—
Plus: Non-cash asset impairment charges	0.9	—	0.9	—
Less: (Gain) loss on disposal of properties, plants, equipment and businesses, net	—	0.1	—	(5.0)
Adjusted EBITDA	$7.0	$7.2	$18.0	$22.8
Land Management
Operating profit	2.0	3.2	6.3	8.0
Plus: Depreciation, depletion and amortization expense	1.2	1.1	3.1	3.2
EBITDA	$3.2	$4.3	$9.4	$11.2
Plus: Restructuring charges	—	—	—	0.1
Less: Gain on disposal of properties, plants, equipment and businesses, net	(0.3)	(1.5)	(0.5)	(2.0)
Adjusted EBITDA	$2.9	$2.8	$8.9	$9.3
Consolidated EBITDA	$121.0	$188.9	$393.3	$431.6
Consolidated Adjusted EBITDA	$159.4	$203.8	$488.1	$472.1
(11) Adjusted EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus depreciation, depletion and amortization expense, plus restructuring charges, plus acquisition and integration related costs, plus non-cash impairment charges, plus incremental COVID-19 costs, net, plus non-cash pension settlement (income) charges, less (gain) loss on disposal of properties, plants, equipment and businesses, net. However, because the Company does not calculate net income by segment, this table calculates adjusted EBITDA by segment with reference to operating profit by segment, which, as demonstrated in the table of consolidated adjusted EBITDA, is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
ADJUSTED FREE CASH FLOW(12)
UNAUDITED

	Three months ended July 31,		Nine months ended July 31,
(in millions)	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$135.0	$141.5	$254.3	$194.1
Cash paid for purchases of properties, plants and equipment	(33.4)	(40.2)	(98.8)	(103.8)
Free cash flow	$101.6	$101.3	$155.5	$90.3
Cash paid for acquisition and integration related costs	3.6	5.8	13.5	22.2
Cash paid for debt issuance costs	—	—	—	5.1
Cash paid for incremental COVID-19 costs, net	1.0	—	1.9	—
Cash paid for acquisition and integration related ERP systems	0.4	—	1.4	—
Adjusted free cash flow	$106.6	$107.1	$172.3	$117.6
(12)Adjusted free cash flow is defined as net cash provided by (used in) operating activities, less cash paid for purchases of properties, plants and equipment, plus cash paid for acquisition and integration related costs, plus cash paid for debt issuance costs, plus cash paid for incremental COVID-19 costs, net, plus cash paid for acquisition and integration related ERP systems.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET INCOME, CLASS A EARNINGS PER SHARE AND TAX RATE BEFORE ADJUSTMENTS
UNAUDITED

(in millions, except for per share amounts)	Income before Income Tax (Benefit) Expense and Equity Earnings of Unconsolidated Affiliates, net	Income Tax (Benefit) Expense	Equity Earnings	Non-Controlling Interest	Net Income (Loss) Attributable to Greif, Inc.	Diluted Class A Earnings Per Share	Tax Rate
Three months ended July 31, 2020	$31.0	$6.9	$(0.3)	$3.7	$20.7	$0.35	22.3%
Loss (gain) on disposal of properties, plants, equipment and businesses, net	(0.8)	0.1	—	0.1	(1.0)	(0.01)
Restructuring charges	19.1	4.2	—	0.1	14.8	0.25
Acquisition and integration related costs	3.6	0.8	—	—	2.8	0.04
Non-cash asset impairment charges	15.5	3.5	—	—	12.0	0.21
Incremental COVID-19 costs, net	1.0	0.2		—	0.8	0.01
Excluding Adjustments	$69.4	$15.7	$(0.3)	$3.9	$50.1	$0.85	22.6%

Three months ended July 31, 2019	$92.1	$26.8	$(2.2)	$4.8	$62.7	$1.06	29.1%
Loss (gain) on disposal of properties, plants, equipment and businesses, net	—	(0.1)	—	0.1	—	—
Restructuring charges	9.1	1.5	—	—	7.6	0.13
Debt extinguishment charges	0.1	—	—	—	0.1	—
Acquisition and integration related costs	5.8	1.5	—	—	4.3	0.07
Excluding Adjustments	$107.1	$29.7	$(2.2)	$4.9	$74.7	$1.26	27.7%

Nine months ended July 31, 2020	$119.9	44.8	(1.2)	11.9	$64.4	$1.09	37.4%
Loss (gain) on disposal of properties, plants, equipment and businesses, net	35.8	0.5	—	0.6	34.7	0.59
Restructuring charges	26.8	6.1	—	0.4	20.3	0.34
Acquisition and integration related costs	13.5	3.2	—	—	10.3	0.17
Non-cash asset impairment charges	16.9	3.5	—	—	13.4	0.23
Non-cash pension settlement income	(0.1)	—	—	—	(0.1)	—
Incremental COVID-19 costs, net	1.9	0.4		—	1.5	0.02
Excluding Adjustments	$214.7	$58.5	$(1.2)	$12.9	$144.5	$2.44	27.2%

Nine months ended July 31, 2019	$180.3	$58.3	$(2.4)	$18.4	$106.0	$1.80	32.3%
Loss (gain) on disposal of properties, plants, equipment and businesses, net	(4.1)	(0.6)	—	(2.5)	(1.0)	(0.02)
Restructuring charges	20.3	4.5	—	0.1	15.7	0.27
Debt extinguishment charges	22.0	5.3	—	—	16.7	0.28
Acquisition and integration related costs	22.2	4.3	—	—	17.9	0.30
Non-cash asset impairment charges	2.1	—	—	—	2.1	0.04
Tax net benefit resulting from the Tax Reform Act	—	(3.2)	—	—	3.2	0.05
Excluding Adjustments	$242.8	$68.6	$(2.4)	$16.0	$160.6	$2.72	28.3%

The impact of income tax expense and non-controlling interest on each adjustment is calculated based on tax rates and ownership percentages specific to each applicable entity.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET SALES TO NET SALES EXCLUDING THE IMPACT OF
CURRENCY TRANSLATION
UNAUDITED

	Three months ended July 31,
(in millions)	2020	2019	Increase (Decrease) in Net Sales ($)	Increase (Decrease) in Net Sales (%)
Consolidated
Net Sales	$1,083.0	$1,252.6	$(169.6)	(13.5)%
Currency Translation	16.1	N/A
Net Sales Excluding the Impact of Currency Translation	$1,099.1	$1,252.6	$(153.5)	(12.3)%
Rigid Industrial Packaging & Services
Net Sales	$548.5	$642.1	$(93.6)	(14.6)%
Currency Translation	14.5	N/A
Net Sales Excluding the Impact of Currency Translation	$563.0	$642.1	$(79.1)	(12.3)%
Paper Packaging & Services
Net Sales	459.3	530.0	$(70.7)	(13.3)%
Currency Translation	0.2	N/A
Net Sales Excluding the Impact of Currency Translation	$459.5	$530.0	$(70.5)	(13.3)%
Flexible Products & Services
Net Sales	$69.3	$74.5	$(5.2)	(7.0)%
Currency Translation	1.4	N/A
Net Sales Excluding the Impact of Currency Translation	$70.7	$74.5	$(3.8)	(5.1)%

	Nine months ended July 31,
(in millions)	2020	2019	Increase (Decrease) in Net Sales ($)	Increase (Decrease) in Net Sales (%)
Consolidated
Net Sales	$3,353.7	$3,362.9	$(9.2)	(0.3)%
Currency Translation	43.9	N/A
Net Sales Excluding the Impact of Currency Translation	$3,397.6	$3,362.9	$34.7	1.0%
Rigid Industrial Packaging & Services
Net Sales	$1,719.8	$1,871.6	$(151.8)	(8.1)%
Currency Translation	38.6	N/A
Net Sales Excluding the Impact of Currency Translation	$1,758.4	$1,871.6	$(113.2)	(6.0)%
Paper Packaging & Services
Net Sales	1,414.6	1,244.9	$169.7	13.6%
Currency Translation	0.4	N/A
Net Sales Excluding the Impact of Currency Translation	$1,415.0	$1,244.9	$170.1	13.7%
Flexible Products & Services
Net Sales	199.7	226.6	$(26.9)	(11.9)%
Currency Translation	4.9	N/A
Net Sales Excluding the Impact of Currency Translation	$204.6	$226.6	$(22.0)	(9.7)%

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET DEBT
UNAUDITED

(in millions)	July 31, 2020	April 30, 2020	July 31, 2019
Total Debt	$2,637.6	$2,682.3	$2,878.5
Cash and cash equivalents	(98.5)	(72.4)	(75.8)
Net Debt	$2,539.1	$2,609.9	$2,802.7

GREIF, INC. AND SUBSIDIARY COMPANIES
PROJECTED 2020 GUIDANCE RECONCILIATION
ADJUSTED FREE CASH FLOW
UNAUDITED

	Fiscal 2020 Guidance Range
(in millions)	Scenario 1	Scenario 2
Net cash provided by operating activities	$362.0	$412.0
Cash paid for purchases of properties, plants and equipment	(126.0)	(146.0)
Free cash flow	$236.0	$266.0
Cash paid for acquisition and integration related costs	15.0	15.0
Cash paid for incremental COVID-19 costs, net	3.0	3.0
Cash paid for acquisition and integration related ERP systems	6.0	6.0
Adjusted free cash flow	$260.0	$290.0

GREIF, INC. AND SUBSIDIARY COMPANIES
PROJECTED 2020 MODELING ASSUMPTIONS
UNAUDITED

(in millions)	Fiscal 2020 Modeling Assumptions Reported at Q3
Depreciation & amortization expense	$240 - $250
Interest expense, net	$115 - $120
Other expense, net	$2.5 - $7.5
Net income attributable to noncontrolling interest	$10 - $15
Tax rate excluding the impact of adjustments	26% - 29%
Capital expenditures excluding cash paid for acquisition and integration related ERP systems	$120 - $140